PRIVATE AND CONFIDENTIAL
May 1, 2007

Mr. Peter DeVecchis
President
Solomon Technologies, Inc.
1401 L&R Industrial Blvd
Tarpon Springs, FL

SUBJECT: 2007 Performance Targets

Dear Peter:

As discussed, 2006 was a significant year for Solomon Technologies as we completed the acquisition of Technipower LLC, and aggressively pursued the patent litigation against Toyota. Technipower’s solid operating results combined with the anticipated synergies from the pending Deltron acquisition will provide a good base from which Solomon Technologies can develop and grow its Motive Power Division revenues. Looking forward into 2007, we would like to build off of this base by stimulating revenue growth related to the Electric Wheel and Electric Transaxle across a broader range of applications. Your continued support in maximizing our financial returns is appreciated and in order to motivate and reward you and your team for these efforts we have established the following incentive plan.

Participants	Stock Options	Cash Bonus Eligibility
Peter DeVecchis	40,000	$75,000

The stock options are expected to vest annually over the next three years but the vesting will accelerate in the event you and your team achieve the performance objectives below. The cash bonuses will only be earned upon achievement of these performance objectives below and the filing of Solomon Technologies’ 2007 audited financial statements by March 31, 2008.

This bonus plan is subject to Board approval at the next Board meeting upon approval of the 2007 consolidated financial budget.

The primary targets for 2007 are as follows:

REVENUE: Achieve $0.3 million in annual revenue for Solomon Motive Power Division (MPD) and $0.2 million in fourth quarter 2007 MPD revenue. Achieve consolidated pro-forma revenue in excess of $6 million for the fourth quarter 2007, based upon $3 million of revenue from Technipower/Deltron plus $3 million in revenues from yet-to-be-determined acquisitions.

EBITDA: Restrict cash-based EBITDA loss for Solomon corporate, including MPD, to $2.0 million, for 2007 and $0.4 million in the fourth quarter 2007. Achieve consolidated pro-forma EBITDA of breakeven or better for the fourth quarter 2007, based upon, both realized and realizable, synergies from acquisitions.

CORPORATE DEVELOPMENT: Secure at least one IP transaction through UTEK which boosts MPD drive train portfolio and provides working capital. Establish at least two strategic alliance partners which result in deployment of the Electric Wheel or Electric Transaxle resulting in revenue for prototypes. Develop market strategy and business plan in conjunction with Ardour Capital to maximize revenue from Electric Wheel and Electric Transaxle including but not limited to licensing the technology to defined industries or partners.

INTEGRATION: Support the integration of Deltron with Technipower by September 30, 2007 including but not limited to the consolidation of the MRP systems and General Ledger.

ORGANIZATION: Support the establishment of a corporate finance function and centralization of certain administrative functions.  Establish a transfer pricing mechanism between divisions and implement a mechanism to fully distribute the corporate cost across the divisions/subsidiaries keeping the banking facility in tact.

Achievement of these objectives is well within the means of your current management team and I look forward to helping you achieve these targets AND build on this platform to enable us to raise the bar in 2008. Your efforts are appreciated.

Sincerely,

/s/ Gary G. Brandt
Gary G. Brandt
Chief Executive Officer

Acknowledged:

/s/ Peter DeVecchis
Mr. Peter DeVecchis
President
Solomon Technologies, Inc.